Exhibit 4.8

Amendment to Loan Agreement

THIS AMENDMENT TO LOAN AGREEMENT (this “Agreement”) is made effective as of December 31, 2025 (the “Effective Date”).

BY AND BETWEEN:

(1)	Northstar Digital (HK) Limited, a company incorporated under the laws of Hong Kong, having its registered address at Room 419, Level 4, Dina House, Ruttonjee Centre, 3-11 Duddell Street, Central, Hong Kong (the “Lender”); and

(2)	Prestige Wealth Management Limited, a company incorporated in Hong Kong, having its registered address at Office Unit 6620B, 66/F, The Center, 99 Queen’s Road Central, Central, Hong Kong (the “Borrower”),

each a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	The Parties entered into a Loan Agreement dated October 6, 2025 (the “Original Agreement”), pursuant to which the Lender agreed to make available to the Borrower a loan facility in an aggregate principal amount of up to USD50,000,000;

(B)	The Parties wish to amend the Original Agreement to provide the Borrower with greater flexibility regarding prepayment of the Loan, on the terms and conditions set forth herein.

1.	Definitions and Interpretation

Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Original Agreement. This Amendment forms an integral part of the Original Agreement.

2.	Amendment to the Original Agreement

With effect from the effective date of this Amendment, the Parties hereby agree that Clause 2.3 of the Original Agreement is hereby deleted in its entirety and replaced with the following new Clause 2.3:

“The Borrower may at any time, without premium or penalty, prepay all or any part of the outstanding principal of the Loan (each, a “Prepayment Amount”) at the sole discretion of the Borrower. Any Prepayment Amount shall be applied together with accrued and capitalized interest on the amount prepaid up to the date of such prepayment.”

3.	Governing Law and Dispute Resolution.

3.1.	This Agreement shall be solely governed by and construed in accordance with the laws of Hong Kong.

3.2.	Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the UNCITRAL Arbitration Rules in force when the Notice of Arbitration is submitted, as modified by the HKIAC Procedures for the Administration of Arbitration under the UNCITRAL Arbitration Rules. The place of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

4.	Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as a deed.

EXECUTED AS A DEED BY:
Northstar Digital (HK) Limited

By:	/s/ Weichao Zhang
Name:	Weichao Zhang
Title:	Director

EXECUTED AS A DEED BY:
Prestige Wealth Management Limited

By:	/s/ Xin Jin
Name:	Xin Jin
Title:	Director